Exhibit 4.17

PLAN CONDITIONS
MANAGEMENT BOARD

SHARED SUCCESS

FRESENIUS MEDICAL CARE

LONG-TERM INCENTIVE PLAN 2019

MANAGEMENT BOARD LONG TERM INCENTIVE PLAN 2019

TABLE OF CONTENTS

1.	PREAMBLE AND PURPOSE	3

2.	ELIGIBILITY TO RECEIVE PERFORMANCE SHARES	3

3.	PERFORMANCE SHARES	4

4.	GRANT OF PERFORMANCE SHARES	4

5.	PERFORMANCE TARGETS	5

6.	VESTING OF PERFORMANCE SHARES	8

7.	SETTLEMENT OF PERFORMANCE SHARES	9

8.	PERFORMANCE SHARES IN SPECIAL CASES	9

9.	NO TRANSFERABILITY / FORFEITURE	11

10.	TAXES, CONTRIBUTIONS AND OTHER EXPENSES	11

11.	PROCEDURE, ENDING AND ADJUSTMENT OF THE PLAN	12

12.	LIABILITY RISKS, EXCHANGE RISKS AND TAX RISKS	13

13.	TERM OF THE PLAN	14

14.	MISCELLANEOUS PROVISIONS	14

15.	DEFINITIONS	15

1.     PREAMBLE AND PURPOSE

1.1

The supervisory board (the Supervisory Board) of Fresenius Medical Care Management AG (the General Partner), the general partner of Fresenius Medical Care AG & Co. KGaA (the Company), decided to establish the Fresenius Medical Care Management Board Long Term Incentive Plan 2019 (the Plan) to grant virtual performance-based shares of the Company (the Performance Shares) to the members of the management board (the Management Board) of the General Partner (each a Participant) as a long-term oriented compensation component for fiscal year 2019. In case the essential part of the managerial activities of a member of the Management Board is the management of an Affiliated Company, the Supervisory Board, in its reasonable discretion and in the individual case, is entitled to grant Performance Shares according to this Plan in whole or in part as compensation for such managerial activity. The Performance Shares may entitle the Participants to receive a cash payment from the Company subject to the following provisions.

1.2

The Plan contains the requirements, terms and conditions as well as the procedures for the grant and settlement of Performance Shares (the Plan Conditions) and has been adopted by the Supervisory Board.

1.3

The purpose of this Plan is to align the interests of the Participants with the interests of the Company and its shareholders in encouraging the long term and sustainable growth of the Company. This Plan offers the Participants a competitive and transparent compensation component which combines the long-term benefits for the Participants with the sustained success of the Company.

1.4

Capitalized terms used in this Plan but not defined in the body of the Plan are defined in Clause 15.

2.              ELIGIBILITY TO RECEIVE PERFORMANCE SHARES

2.1

The eligibility of Participants to receive Performance Shares will be finally determined by the Supervisory Board, in each case - i.e. for each grant - in accordance with the terms of this Plan.

2.2

This Plan does not establish and should not be read or construed so as to establish a legal right to receive Performance Shares. Neither the status or possible status as a Participant nor the fact that a Participant was granted Performance Shares in previous periods shall be interpreted as an obligation that Performance Shares shall be granted or, if granted, shall continue to be granted in the future. In particular, granting Performance Shares does not constitute an operational practice (betriebliche Übung), even if Performance Shares have been granted for several successive years.

3.     PERFORMANCE SHARES

3.1

Performance Shares issued under the Plan may entitle a Participant to receive a cash payment from the Company or from any Affiliated Company in accordance with the Plan Conditions.

3.2

A Performance Share is a non-equity, cash-settled virtual compensation instrument. The Performance Shares will not be evidenced by certificates. Without limiting the generality of the foregoing, nothing in this Plan, any grant of Performance Shares, the achievement of any Performance Target for any Performance Shares or the vesting of any Performance Shares shall entitle any Participant to receive shares of the Company or confer upon or be interpreted as conferring upon any Participant any right or interest whatsoever as a shareholder of the Company or of any other member of the FME Group including, but not limited to, the right to vote at, to receive notice of, or to attend any meeting of shareholders of any member of the FME Group or any other proceedings of any such FME Group member, or the right to dividends or other distributions.

4.     GRANT OF PERFORMANCE SHARES

4.1

Subject to final determination by the Supervisory Board, the Participants will be granted Performance Shares within a time period of one year starting with 1 January 2019. Performance Share grants shall be made with effect as per 29 July 2019 and as per 2 December 2019 (each a Grant Date). The Supervisory Board may, however, resolve to deviate from each such Grant Dates in case of objective grounds (sachliche Gründe).

4.2

Each Participant will be awarded an individual grant value in the currency in which the Participant receives his or her base salary (the Grant Currency) from the General Partner at the time when the Grant Value is determined by the General Partner (the Grant Value). To determine the number of Performance Shares to be granted to the respective Participant (the Number of Granted Performance Shares) the Grant Value denominated in the Grant Currency will then be converted into Euro based on the average Foreign Currency Exchange Rates over a period of 30 (thirty) calendar days prior to each Grant Date (the FX Rates at Grant Date) and divided by the value per Performance Share at Grant Date. The value per Performance Share will be determined in accordance with IFRS 2 on each respective Grant Date, denominated in Euro, and considering the average Stock Exchange Price over a period of 30 (thirty) calendar days prior to such Grant Date. For the avoidance of doubt, the Number of Granted Performance Shares will be rounded up or down to the next closest integer number (e.g. 124.54 will result in 125). The amount of the individual Grant Value shall be determined on the basis of the Participant’s individual performance and the Participant’s responsibilities within FME Group. This determination will be made for each grant at the Supervisory Board’s discretion.

4.3

The grant of Performance Shares will be made without any payment by the Participant.

4.4

The grant shall be communicated to the Participants in text form, i.e. by mail, email or via an online platform. No grant shall be effective unless and until it is communicated to the Participant.

5.     PERFORMANCE TARGETS

5.1

Based on the degree of attainment of three pre-determined financial targets (the Performance Targets) the number of Performance Shares to Vest can vary from 0% to 200% of the Number of Granted Performance Shares. The three Performance Targets are:

(a)   Revenue Growth

(b)   Net Income Growth and

(c)   Return on Invested Capital.

5.2

The achievement of the respective Performance Targets in relation to each grant of Performance Shares is measured over a performance period of three years starting from the beginning of the calendar year 2019 (the Performance Period) and is determined as follows:

(a)         Revenue Growth shall mean the annual growth of revenues of the Company determined following the International Financial Reporting Standards (IFRS) using the Company’s consolidated reported and audited figures in Euro for the financial statements prepared in accordance with IFRS. The growth rates for the former are determined at Constant Currency.

For Revenue Growth, a target achievement of 100% is reached at an average annual Revenue Growth throughout the Performance Period of 7%. For Revenue Growth between 0% to 7% and 7% to 16% the target achievement is linearly interpolated - see Figure 1. The target achievement for this Performance Target is capped at 200% for each year of the Performance Period.

In case of changes to IFRS accounting principles in the first year in which such policies become effective the relevant figures of the respective prior year as restated according to such policies should form the basis for the determination of the growth in revenues. If such restatements will not be made, pro forma figures for the relevant year in which such changes become effective for the first time shall be calculated under the old regime with reasonable effort to determine the Revenue Growth.

(b)         Net Income Growth shall mean the annual growth of net income attributable to the shareholders of the Company determined in accordance with IFRS using the reported and audited figures in Euro for the financial statements prepared in accordance with IFRS. The growth rates for the former are determined at Constant Currency.

For Net Income Growth, a target achievement of 100% is reached at an average annual Net Income Growth throughout the Performance Period of 7%. For a Net Income Growth between

0% to 7% and 7% to 14% the target achievement is linearly interpolated - see Figure 2. The target achievement for this Performance Target is capped at 200% for each year of the Performance Period.

In case of changes to IFRS accounting principles in the year in which such policies become effective the relevant restated figures of the prior year should form the basis for the determination of the Net Income Growth. If such restatements will not be made, pro forma figures for the relevant year in which such changes become effective for the first time shall be calculated under the old regime with reasonable effort to determine the Net Income Growth.

(c)          Return on Invested Capital (ROIC) shall mean the ROIC level based on the Company’s audited consolidated financial statements determined in accordance with IFRS.

The ROIC is measured against a target ROIC (the Target ROIC) defined for each year throughout the Performance Period. The Target ROIC is defined as the ROIC level at which a target achievement of 100% will be reached. For 2019 the Target ROIC is 7.9%. For each of the two consecutive years 2020 and 2021, the Target ROIC is 8.1%.

The target achievement will be 0% in case the ROIC of the respective year will be 0.2%-points below the Target ROIC for such year. Accordingly, a ROIC target achievement of 200% will apply in case the ROIC for a respective year will be 0.2%-points above the Target ROIC for such year. For ROIC levels between 0.2%-points below the Target ROIC, the Target ROIC and 0.2%-points above the Target ROIC, the respective ROIC target achievement will be calculated by means of linear interpolation - see Figure 3. The target achievement for this Performance Target is capped at 200% for each year of the Performance Period.

In case that the annual ROIC target achievement in the third year of a respective Performance Period is equal or higher than each annual ROIC target achievement of such respective Performance Period, the annual ROIC target achievement of the third year shall be applied for the determination of the Yearly Target Achievements, as defined in Clause 5.3, for the first and the second year of such respective Performance Period.

In case of changes to IFRS accounting principles first effective on or after 1 January 2019, the ROIC determining the respective ROIC target achievement for the relevant year in which such changes become effective for the first time as well as for the relevant consecutive years shall be calculated under the old regime with reasonable effort to determine the ROIC level.

5.3

The achievement of the Performance Targets is determined annually, as described in Clause 5.2, and for each year of the Performance Period and as soon as the Company’s audited figures for such respective year are available (the Yearly Target Achievement); for this purpose, the three Performance Targets are weighted equally (i.e. 1/3, 1/3, 1/3).

5.4

The overall target achievement (the Overall Target Achievement) for each respective grant of Performance Shares is calculated by taking the average of the Yearly Target Achievements of the respective Performance Period; for this purpose each Yearly Target Achievement is weighted equally (i.e. 1/3, 1/3, 1/3).

5.5

The total number of Performance Shares attributable to each Participant pursuant to Clauses 4.2 and 5.1 to vest (the Number of Performance Shares to Vest) is calculated by multiplying the Number of Granted Performance Shares with the Overall Target Achievement.

5.6

The individual figures for each Performance Target shall be rounded using commercial rounding to the second decimal place of the percentage figure (e.g. 8.1523% will result in 8.15%). The Yearly Target Achievement and the Overall Target Achievement shall be rounded using commercial rounding to the next integer in percentage points (e.g. 129.93% will result in 130%). Similarly, the number of Performance Shares to Vest shall be commercially rounded to the next integer number (e.g. 162.5 will result in 163).

6.     VESTING OF PERFORMANCE SHARES

6.1 Vesting Date

Subject to the terms of this Plan, the Performance Shares will vest on the date of the fourth anniversary of the respective Grant Date (the Vesting Date). Exceptions or modifications may apply in special cases described in Clause 8.

6.2 Additional Vesting Conditions

Subject to the terms of this Plan, the Performance Shares furthermore will vest only on the conditions and insofar as

(a)         the Participant continuously has been in a service relationship with FME Group from the Grant Date to the Vesting Date (the Service Condition). In case the Service Condition has not been fulfilled, the respective Performance Shares are forfeited on the date on which the service relationship of the Participant with FME Group ends. Exceptions or modifications may apply in special cases described in Clause 8 hereinafter; and

(b)         in relation to or in connection with his service relationship with FME Group, the Participant has not committed any violations of legal provisions or other rules, e.g. internal guidelines of FME Group (the Compliance Violations). If, following a corresponding investigation, Compliance Violations have been determined conclusively with respect to a Participant, the Supervisory Board is entitled to declare within its reasonable discretion and in due consideration particularly of the nature and the severity of the Compliance Violation the forfeiture, in whole or in part, of the Performance Shares granted to such Participant. The Participant shall be informed of the extent of the forfeited Performance Shares and of the reasons for the corresponding decision in text form, i.e. by mail, email or via an online platform.

7.     SETTLEMENT OF PERFORMANCE SHARES

7.1

One Performance Share carries the entitlement to receive a cash equivalent of the average Stock Exchange Price over a period of 30 (thirty) calendar days prior to the Vesting Date, as defined hereinafter (the Performance Shares Proceeds). Such cash payment will be made on the Vesting Date, or as soon thereafter as is reasonably practicable. The Participant shall be informed of the Number of Performance Shares to Vest and the corresponding cash payments in text form, i.e. by mail, email or via an online platform.

7.2

Performance Shares Proceeds are paid to the Participant in the currency in which the Participant receives his or her base salary from the General Partner in the month of the Vesting Date (the Settlement Currency). For this purpose the respective FX Rates at Grant Date shall be applied. The purpose of applying the FX Rates at Grant Date is to mitigate exposure to exchange rate fluctuations between the Grant Date and the Vesting Date. In cases of Extraordinary Developments, such as hyperinflation, the Supervisory Board is entitled to adjust the FX Rates at Grant Date to the benefit of the Participants.

7.3

Following and based on the determination of the Number of Performance Shares to Vest, each Participant shall receive the Performance Shares Proceeds pursuant to Clause 7.1 and Clause 7.2. Clause 10 and Clause 11.2 remain unaffected.

7.4

Payment of the Performance Shares Proceeds to the Participant is made in each case with the proviso (condition subsequent) that with respect to the Participant a Compliance Violation within the meaning of, and pursuant to, Clause 6.2(b) has not been determined conclusively within a period of three years from the day of the payment of the Performance Shares Proceeds. Clause 11.6 shall remain unaffected.

8.              PERFORMANCE SHARES IN SPECIAL CASES

8.1  Leaving on Age Grounds

(a)         If the Participant retires from service with the General Partner by reaching the minimum required age for retirement and without having been dismissed, the Participant’s entitlement to the Performance Shares shall vest on the respective Vesting Date (subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b)). Occupational disability and early retirement shall be equivalent to such retirement. The Participant is obligated to give evidence to the Company or an office named by the Company of the occurrence of a case of occupational disability within three months following the occurrence of such event. Otherwise, the Supervisory Board may declare the Performance Shares to be forfeited.

(b)         This Clause 8.1(b) shall apply instead of Clause 8.1(a) with respect to Participants who are US taxpayers, and shall apply notwithstanding any other contrary Plan provisions. If a Participant retains his or her service relationship with the General Partner and experiences a Special Vesting Event (as later defined in this Clause), the Participant’s entitlement to the Performance Shares according to this Plan remains unaffected by any subsequent severance from the service relationship (subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b)). Thus, when a Participant experiences a Special Vesting Event, the Service Condition established under Clause 6.2(a) is deemed to have been met by such Participant. A Special Vesting Event shall occur with the combination of attaining age 55, earning 10 years of continuous service within the FME Group and upon the final expiration of the service contract that was in place as of the Grant Date, but only if such expiration occurs prior to the Participant’s normal Vesting Date under Clause 6.1. For all Participants covered by this Clause 8.1(b), a Special Vesting Event shall also include the Participant becoming Disabled while in a service relationship, provided that the Participant provides satisfactory evidence of such Disability to the Company or an office named by the Company within three months following the occurrence of such Disability. In the absence of such notice and satisfactory evidence, the Supervisory Board may declare the Performance Shares to be forfeited.

8.2 Ordinary Termination / Cancellation of Service Relationship by Agreement

Except as otherwise provided herein, if a Participant’s service relationship with the General Partner has ended by termination or agreement, all Performance Shares not vested on the effective date of the termination or the agreement are forfeited.

8.3 Death

In case of death of a Participant, Clause 8.1 (Leaving on Age Grounds) applies accordingly. The Heirs of the Participant are entitled to receive the Performance Shares Proceeds if they give evidence of their entitlement to the Company or an office named by the Company within three months after the death of the Participant; otherwise, the Supervisory Board may declare the Performance Shares to be forfeited. Clause 8.4 (Termination for Cause) remains unaffected. With respect to Heirs of Participants who had been US taxpayers the legal consequences and effects stated under Clause 8.1(b) shall apply.

8.4 Termination for Cause

Notwithstanding Clauses 8.1 (Leaving on Age Grounds), 8.2 (Ordinary Termination / Cancellation of Service Relationship by Agreement) and 8.3 (Death), all Performance Shares shall be forfeited if the Participant’s service agreement was terminated by the General Partner for good cause, or if at the time of leaving, there were grounds which would have entitled the General Partner to terminate the service agreement for good cause.

8.5 Engagement with Fresenius Group

The Performance Shares shall not be affected by the transfer of a Participant’s service agreement from the Company or from an Affiliated Company to Fresenius SE & Co. KGaA or to an affiliated company of Fresenius SE & Co. KGaA within the meaning of sections 15 et seqq. of the German Stock

Corporation Act (Aktiengesetz), including Fresenius Management SE.

8.6 Effect of Change in Status as Affiliated Company

If a Participant is employed by a company which ceases to be an Affiliated Company or, in the case of a transfer of a Participant’s engagement referred to in Clause 8.5, an affiliated company of Fresenius SE & Co. KGaA, all Performance Shares granted to the Participant shall be forfeited.

8.7 Effect of Change in Status as General Partner

If the General Partner ceases to exercise the function of the Company’s general partner, all Performance Shares granted to a Participant shall be forfeited.

8.8 Individual Cases

In individual cases, the Supervisory Board can waive or amend the provisions of this Clause 8, taking duly into account the Company’s interests.

9.     NO TRANSFERABILITY / FORFEITURE

Performance Shares granted under this Plan and Performance Shares inherited according to Clause 8.3 are not transferable. Any other purported transfer, assignment or disposal of Performance Shares, such as the granting of sub-participations therein, pledging, granting usufruct rights (Nieβbrauch) or the formation of a trust, shall be void and invalid. The same applies to legal transactions which are economically equal to a transfer or assignment.

10.       TAXES, CONTRIBUTIONS AND OTHER EXPENSES

10.1 General

Performance Shares Proceeds are considered gross. Any entitlements or benefits under this Plan may be subject to income tax, social security taxes and other taxes and contributions. This also depends on the legislation of the country where the Participant stays, resides or is subject to tax for other reasons. All taxes incurred in connection with the Plan shall be borne by the Participant, excluding taxes and contributions which are by law borne by the employer. The Company and the General Partner, as the case may be, are entitled to withhold and remit such taxes and contributions in accordance with the respective applicable laws.

10.2 Section 162 (m) U.S. Internal Revenue Code

If the Supervisory Board, in its sole discretion, determines at the request of the Management Board that the limitations on deductions under section 162(m) U.S. Internal Revenue Code (the IRC) may apply to Performance Shares granted to Participants hereunder, the Supervisory Board shall be entitled to decide upon the grant of Performance Shares made to such Participants.

11.       PROCEDURE, ENDING AND ADJUSTMENT OF THE PLAN

11.1

Unless otherwise provided in this Plan, the Plan shall be interpreted, waived, adjusted or otherwise administered, and may be amended or modified by the Supervisory Board and all Performance Shares granted to the Participants will be approved by the Supervisory Board. Adjustments to the Plan may also be made with regard to Performance Shares which have already been granted, provided that this does not affect the value of the Performance Shares or that the Participant is fully compensated for any financial loss suffered. For the avoidance of doubt, any such adjustments with regard to Performance Shares which have already been granted should not result in a retroactive reduction or lowering of relevant performance target levels pursuant to this Plan.

11.2

In case of Extraordinary Developments the Supervisory Board is entitled to cap grants of Performance Shares and/or Performance Shares Proceeds to be paid to the Participants under the Plan.

11.3

Furthermore, the Supervisory Board is entitled to determine in certain cases, based on its respective reasonable discretion, that any extraordinary commercial, tax or similar impacts that may occur during any relevant Performance Period affecting the level of Yearly Target Achievement and/or Overall Target Achievement in relation to individual grants shall in full or in part be disregarded for purposes of determining Yearly Target Achievement and/or Overall Target Achievement pursuant to this Plan in relation to such grants.

11.4

The Supervisory Board is entitled to end the Plan with effect for all Participants at any time. In this case, the Performance Shares already granted to the Participants remain unaffected.

11.5

If the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Company shall be entitled, without prejudice to Clause 11.6 hereafter, to recover to the full extent required under then current and applicable law and or applicable stock exchange listing rules from the Participants who received any bonus or other incentive-based compensation based on the erroneous data during the period or periods defined in such law that precede the date the Company is required to prepare the accounting restatement, (i) the amount of such bonus or other incentive-based compensation in excess of what would have been paid to the participant under the accounting restatement and (ii) such other amounts, if any, as may be recoverable by applicable law.

11.6

If the Participants have committed Compliance Violations which have occurred and/or have been determined conclusively only after the Settlement of Performance Shares within the meaning of Clause 7 above, the Supervisory Board is entitled within its reasonable discretion to claim back the Performance Shares Proceeds, in whole or in part, from the Participant in the Company’s name, provided that and insofar as the Performance Shares Proceeds have been paid to the Participant at a point in time that is within a period of three years prior to the day on which the Company makes the repayment claim in writing, stating the reasons for such claim. For the avoidance of doubt, the

Company’s rights pursuant to this Clause 11.6 shall not prejudice any other rights the Company may have against the Participant in relation to any Compliance Violations under or in connection with his or her service relationship with FME Group.

11.7

In general, benefit payments remain subject to a substantial risk of forfeiture until they are paid under Clause 7.1, due to the Service Condition imposed under Clause 6.2(a). In such cases, there is no “deferred compensation” and the constraints imposed by U.S. Internal Revenue Code Section 409A do not apply. However, when a Participant experiences a Special Vesting Event under Clause 8.1(b), Plan benefits may constitute “deferred compensation.” In those cases, the Plan shall pay benefits on the fixed date specified in Clause 7.1, thereby complying with Treasury Regulation Section 1.409A-3(a) (4).

The administration of any amounts payable hereunder that constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Plan shall be administered, interpreted and construed in a manner intended to avoid the imposition of additional taxes, penalties or interest under Section 409A. The Supervisory Board may exercise its right to adjust the Plan pursuant to Clause 11.1 above in order to preserve the intended tax consequences of the Performance Shares, and avoid the imposition of any tax under Section 409A. Notwithstanding the foregoing, the Participant shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Participant or his or her beneficiaries in connection with this Plan (including any taxes, penalties and interest under Section 409A), and neither the Company nor the General Partner shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

In the event that any payment to the Participant is deemed to be an installment payment of nonqualified deferred compensation under Section 409A, each individual installment payment shall be deemed to be a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

Other than by taking actions specifically permitted under this Plan, the Participant shall not have the right, directly or indirectly, to designate the taxable year during which a payment shall be made under this Plan.

12.       LIABILITY RISKS, EXCHANGE RISKS AND TAX RISKS

12.1

The liability of the Company and the General Partner or their respective legal representatives, employees and agents for simple negligence and consequential loss and loss of profit is excluded.

12.2

The Company and the General Partner grant no warranty for the general market development and price of the shares of the Company after granting Performance Shares or for any other point or period in time. Therefore, the acceptance of Performance Shares is at the sole risk of each Participant.

12.3

The Company and the General Partner grant no warranty that the tax and contributions deducted in accordance with Clause 10 (Taxes, Contributions and other Expenses) or other tax and contributions payable by the Participants will be charged only on the Performance Shares Proceeds. Depending on a Participant’s personal circumstances, double taxation might occur if the Plan is subject to taxation in several countries. The Participants are advised to obtain advice on their personal tax situation.

13.  TERM OF THE PLAN

This Plan will be effective as of 1 January 2019 and shall apply to grants of Performance Shares in financial year 2019. The Plan will terminate following the payout of any Performance Shares Proceeds for the last grant made in financial year 2019. Clauses 11.1 and 11.4 remain unaffected.

14.  MISCELLANEOUS PROVISIONS

14.1

This Plan is subject to German law. The German text version of the Plan shall prevail in all cases.

14.2

No provisions contained in this Plan (or in any documents referring to this Plan) transfer to a Participant or possible Participant any right to request the continuation of its service relationship with the General Partner. No service agreement can be deducted from this Plan (or from any documents referring to this Plan), nor shall it have any effect on the right of the Company or the General Partner to change compensation or other benefits of such Participant or to terminate its service relationship with or without notice. This applies subject to the provision that this Plan or any document connected therewith will adversely influence any independent contractual right of these persons.

14.3

If any provision of this Plan is invalid or unenforceable, the validity of the remaining provisions of the Plan shall not be affected. The same applies if it is ascertained that the Plan is subject to an omission. In these cases, the invalid or unenforceable provision shall be substituted or an omission repaired by such provision which most closely corresponds to the intended purpose of this Plan.

14.4

References and headings attributed to individual Clauses and Sub-clauses of this Plan are solely for the purpose of easier reference. These headings are in no case significant or relevant for the interpretation of the Plan.

14.5

No provision in this Plan leads to or infers a presumption that the authority of the Supervisory Board to issue Performance Shares or approve other compensation connected or not connected to shares granted by any other share-based long-term incentive program or any other authority may in any way be restricted.

15.        DEFINITIONS

15.1                Affiliated Company means any company within FME Group with the exception of the Company.

15.2     Company is defined in Clause 1.1.

15.3                Compliance Violations is defined in Clause 6.2(b).

15.4                Constant Currency shall mean that for the purpose of this Plan the calculation of the figures stated under IFRS denominated in Euro shall be adjusted for currency effects. For the ascertainment of the currency adjustment all line items of the profit and loss statements of the companies that are included in the consolidated financial statements and which have a functional currency other than the reporting currency (Euro) of the group are translated with the average exchange rates of the year of the consolidated financial statements that are the basis for the comparison.

15.5                Disability or Disabled means that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the U.S. Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section. This definition applies solely for determinations under Clause 8.1(b); such Clause applies solely to US Taxpayers.

15.6                Extraordinary Developments shall mean any kind of extraordinary scenarios in which the price of the Company’s shares would have lost any reasonably arguable correlation to the Company’s intrinsic enterprise value; however, no such Extraordinary Development shall be applicable in cases in which the price of Company’s shares rises (even substantially) as a result of the performance of the Participants.

15.7                FME Group stands for the group of entities including the General Partner, the Company and its affiliated companies within the meaning of sections 15 et seqq. of the German Stock Corporation Act, with the exception of Fresenius SE & Co. KGaA and the companies affiliated with Fresenius SE & Co. KGaA within the meaning of sections 15 et seqq. of the German Stock Corporation Act in any manner other than through the Company.

15.8                Foreign Currency Exchange Rates means the nominal prices of the foreign exchange rates as published by the European Central Bank. If no prices are published by the European Central Bank, the Supervisory Board is entitled to agree on a suitable other form for obtaining the prices.

15.9                FX Rates at Grant Date is defined in Clause 4.2.

15.10   General Partner is defined in Clause 1.1.

15.11   Grant Currency is defined in Clause 4.2.

15.12   Grant Date is defined in Clause 4.1.

15.13   Grant Value is defined in Clause 4.2.

15.14         Heir means the person, the persons, the trust or trusts, which are nominated by a Participant or, if no such nomination is made, is or are entitled by will or the respective applicable law in the event of the death of a Participant, to receive the benefit of the Performance Shares under this Plan. The concept „heir” therefore also includes the executor appointed by will or the administrator appointed by the court, if no heir is named and is in a position to act under the given circumstances.

15.15         IFRS means the “International Financial Reporting Standards” which are issued by the International Accounting Standards Board, as amended.

15.16         IRC means the U.S. Internal Revenue Code of 1986, as amended from time to time.

15.17         Management Board is defined in Clause 1.1.

15.18         Net Income Growth is defined in Clause 5.2(b).

15.19         Number of Granted Performance Shares is defined in Clause 4.2.

15.20         Number of Performance Shares to Vest is defined in Clause 5.5.

15.21         Overall Target Achievement is defined in Clause 5.4.

15.22   Participant is defined in Clause 1.1.

15.23         Performance Period is defined in Clause 5.2.

15.24         Performance Shares is defined in Clause 1.1.

15.25         Performance Shares Proceeds is defined in Clause 7.1.

15.26         Performance Targets is defined in Clause 5.1.

15.27         Plan is defined in Clause 1.1.

15.28   Plan Conditions is defined in Clause 1.2.

15.29         Return on Invested Capital (ROIC) is defined in Clause 5.2(c).

15.30         Revenue Growth is defined in Clause 5.2(a).

15.31         SEC means the United States Securities and Exchange Commission.

15.32         Service Condition is defined in Clause 6.2(a).

15.33         Settlement Currency is defined in Clause 7.2.

15.34         Special Vesting Event is defined in Clause 8.1(b).

15.35         Stock Exchange Price means the closing price (Schlusskurs) of the Company’s shares in the electronic XETRA trading system of Deutsche Börse AG in Frankfurt/Main or a comparable successor system denominated in Euro. If no closing price is set in the XETRA trading system, the Supervisory Board is entitled to agree on a suitable means of replacing the closing price.

15.36         Supervisory Board is defined in Clause 1.1.

15.37   Target ROIC is defined in Clause 5.2(c).

15.38   Vesting Date is defined in Clause 6.1.

15.39         Yearly Target Achievement is defined in Clause 5.3.

FRESENIUS MEDICAL CARE AG & CO. KGAA
Else-Kröner-Str. 1
61352 Bad Homburg v. d. H.
www.freseniusmedicalcare.com/de